Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT
BY AND AMONG
COPANO ENERGY, L.L.C.
AND
THE PURCHASERS

Registration Rights Agreement, Page 1

REGISTRATION RIGHTS AGREEMENT
     THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of October 19, 2007, by and among Copano Energy, L.L.C., a Delaware limited liability company (“Copano”), and the Purchasers listed in Annex A to this Agreement, a “Purchaser” and collectively, the “Purchasers”).
     WHEREAS, this Agreement is made in connection with the Closing of the issuance and sale of the Purchased Units pursuant to the Class E Unit and Common Unit Purchase Agreement, dated as of August 31, 2007, by and among Copano and the Purchasers (the “Purchase Agreement”);
     WHEREAS, Copano has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Purchase Agreement; and
     WHEREAS, it is a condition to the obligations of each Purchaser and Copano under the Purchase Agreement that this Agreement be executed and delivered.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement. The terms set forth below are used herein as so defined:
     “Delay Liquidated Damages” has the meaning specified in Section 2.01(d) of this Agreement.
     “Effectiveness Period” has the meaning specified in Section 2.01(a) of this Agreement.
     “Holder” means the record holder of any Registrable Securities.
     “Included Registrable Securities” has the meaning specified in Section 2.02(a) of this Agreement.
     “Liquidated Damages” has the meaning specified in Section 2.01(b) of this Agreement.
     “Liquidated Damages Multiplier” means the product of the $34.66 times the number of Purchased Common Units purchased by such Purchaser plus the product of the $31.77 times the number of Purchased Class E Units purchased by such Purchaser.
     “Losses” has the meaning specified in Section 2.08(a) of this Agreement.
     “Managing Underwriter” means, with respect to any Underwritten Offering, the book-running lead manager of such Underwritten Offering.
     “Opt-Out Notice” has the meaning specified in Section 2.02(a) of this Agreement.
     “Purchase Agreement” has the meaning specified in the Recitals of this Agreement.

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     “Purchaser” and “Purchasers” have the meanings specified in the introductory paragraph of this Agreement.
     “Registrable Securities” means: (i) the Purchased Units, (ii) the Common Units underlying the Purchased Class E Units and (iii) any Common Units or Class E Units issued as Liquidated Damages pursuant to Section 2.01(e) of this Agreement, all of which Registrable Securities are subject to the rights provided herein until such rights terminate pursuant to the provisions hereof.
     “Registration Expenses” has the meaning specified in Section 2.07(a) of this Agreement.
     “Selling Expenses” has the meaning specified in Section 2.07(a) of this Agreement.
     “Selling Holder” means a Holder who is offering Registrable Securities for sale pursuant to a registration statement.
     “Shelf Registration Statement” means a registration statement under the Securities Act to permit the resale of the Registrable Securities from time to time, including as permitted by Rule 415 of the Securities Act (or any similar provision then in force under the Securities Act) or otherwise.
     “Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.
     “Underwritten Offering Request” has the meaning specified in Section 2.03(a) of this Agreement.
     Section 1.02 Registrable Securities. Any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 of the Securities Act (or any similar provision then in force under the Securities Act); (c) such Registrable Security can be disposed of pursuant to Rule 144(k) (or any similar provision then in force under the Securities Act); (d) such Registrable Security is held by Copano or one of its subsidiaries; or (d) such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities.
ARTICLE II
REGISTRATION RIGHTS
     Section 2.01 Shelf Registration.
     (a) Deadline to Go Effective. As soon as practicable following the Closing, Copano shall prepare and file a Shelf Registration Statement within 60 days of the Closing Date under the Securities Act with respect to all of the Registrable Securities (which should be effective automatically if Copano continues to meet the Commission’s definition of a “Well Known Seasoned Issuer”). If Copano does not meet the Commission’s definition of Well-Known Seasoned Issuer, Copano shall use its commercially reasonable efforts to cause the Shelf Registration Statement to become effective no later than 120 days after the date of the Closing Date. A Shelf Registration Statement filed pursuant to this Section 2.01 shall be on an appropriate registration form under the Securities Act selected by Copano; provided, however, that if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter at any time shall notify Copano in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be

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used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, Copano shall use its commercially reasonable efforts to include such information in the prospectus. Copano will use its commercially reasonable efforts to cause the Shelf Registration Statement filed pursuant to this Section 2.01 to be continuously effective under the Securities Act until the earlier of (i) the date as of which all such Registrable Securities have been sold by the Purchaser or (ii) the date on which all Registrable Securities covered by the Shelf Registration Statement have ceased to be Registrable Securities hereunder in accordance with Section 1.02 above (the “Effectiveness Period”). The Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) shall comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
     (b) Failure To Go Effective. If the Shelf Registration Statement required by this Section 2.01 is not declared effective within 150 days after the Closing Date, then each Purchaser shall be entitled to a payment (with respect to each of such Purchaser’s Purchased Units), as liquidated damages and not as a penalty, of 0.25% of the Liquidated Damages Multiplier per 30-day period for the first 60 days following the 150th day, increasing by an additional 0.25% of the Liquidated Damages Multiplier per 30-day period for each subsequent 60 days, up to a maximum of 1.00% of the Liquidated Damages Multiplier per 30-day period (the “Liquidated Damages”).
     (c) Delay Rights. Notwithstanding anything to the contrary contained herein, Copano may, upon written notice to any Selling Holder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus that is a part of the Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement) if (i) Copano is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and Copano determines in good faith that Copano’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (ii) Copano has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of Copano, would materially adversely affect Copano; provided, however, in no event shall the Purchasers be suspended for a period exceeding an aggregate of ninety (90) days (exclusive of days covered by any lock-up agreement executed by a Purchaser in connection with any Underwritten Offering by Copano or a Purchaser) in any 365-day period. Upon disclosure of such information or the termination of the condition described above, Copano shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.
     (d) Additional Rights to Liquidated Damages. If (i) the Holders shall be prohibited from selling their Registrable Securities under the Registration Statement as a result of a suspension pursuant to Section 2.01(c) of this Agreement in excess of the periods permitted therein or (ii) the Registration Statement is filed and effective but, during the Effectiveness Period, shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded within sixty (60) Business Days by a post-effective amendment to the Registration Statement, a supplement to the prospectus or a report filed with the Commission pursuant to Section 13(a), 13(c), 14 or l5(d) of the Exchange Act, then, until the suspension is lifted or such amendment, supplement or report is filed and effective, but not including any day on which a suspension is lifted, if applicable, Copano shall owe the Holders an amount equal to (with respect to each of such Purchaser’s Purchased Units), as liquidated damages and not as a penalty, of 0.125% of the Liquidated Damages Multiplier per 30-day period for the first sixty (60) days following (x) the date on which the suspension period exceeded the permitted period

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under Section 2.01(c) of this Agreement or (y) the 61st Business Day after the Registration Statement ceased to be effective or failed to be useable for its intended purposes, increasing by an additional 0.125% of the Liquidated Damages Multiplier per 30-day period for each subsequent sixty (60) days, up to a maximum of 0.50% of the Liquidated Damages Multiplier per 30-day period (the “Delay Liquidated Damages”), as liquidated damages and not as a penalty. For purposes of this Section 2.01(d), a suspension shall be deemed lifted on the date that notice that the suspension has been lifted or that a post-effective amendment is effective is delivered to the Holders pursuant to Section 3.01 of this Agreement.
     (e) General. The Liquidated Damages and the Delay Liquidated Damages shall be paid to each Holder in cash within ten (10) Business Days of the end of each such 30-day period. Any payments made pursuant to this Section 2.01(e) shall constitute the Holders’ exclusive remedy for such events. The Liquidated Damages and the Delay Liquidated Damages imposed hereunder shall be made to the Holders in immediately available funds. In no event will the aggregate amount of Liquidated Damages and the Delay Liquidated Damages paid to the Holders exceed 10% of the aggregate of the Commitment Amounts. If Copano certifies that it is unable to pay the Liquidated Damages Amount and the Delay Liquidated Damages Amount in cash because such payment would result in a breach under any of Copano’s or Copano’s Subsidiaries’ credit facilities filed as exhibits to the Copano SEC Documents, then Copano may pay the Liquidated Damages Amount and the Delay Liquidated Damages Amount in kind in the form of the issuance of additional (A) Common Units or (B) Common Units and Class E Units (in the same proportion to each Purchaser). Class E Units may only be issued as liquidated damages if and to the extent required by The Nasdaq Stock Market LLC or similar regulation. If Common Units and Class E Units are issued as liquidated damages as a result of a requirement by The Nasdaq Stock Market LLC or similar regulation, then such units will be issued to each Purchaser in such a manner as to maximize the number of Common Units issued to each Purchaser. Upon any issuance of Common Units as liquidated damages, Copano shall promptly prepare and file an amendment to the Shelf Registration Statement prior to its effectiveness adding such Common Units and/or Class E Units to such Shelf Registration Statement as additional Registrable Securities. The determination of the number of Common Units and/or Class E Units to be issued as the Liquidated Damages Amount and the Delay Liquidated Damages Amount shall be equal to such amounts divided by the volume weighted average price of Copano’s Common Units on The Nasdaq Stock Market LLC for the ten (10) trading days immediately preceding the date on which the liquidated damages payment is due. The payment of the Liquidated Damages Amount and the Delay Liquidated Damages Amount to a Purchaser shall cease at such time as the Purchased Common Units of such Purchaser become eligible for resale under Rule 144(k) of the Securities Act.
     Section 2.02 Piggyback Rights.
     (a) Participation. If at any time Copano proposes to file (i) a prospectus supplement to an effective shelf registration statement, other than the Shelf Registration Statement contemplated by Section 2.01 of this Agreement, or (ii) a registration statement, other than a shelf registration statement, in either case, for the sale of Common Units in an Underwritten Offering for its own account and/or another Person, then as soon as practicable but not less than three (3) Business Days prior to the filing of (x) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) of the Securities Act, (y) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) of the Securities Act (if no preliminary prospectus supplement is used) or (z) such registration statement as the case may be, then, Copano shall give notice of such proposed Underwritten Offering to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that if Copano has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Units, then the amount of

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Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.02(b) of this Agreement. Each Holder shall keep any information relating to any such Underwritten Offering confidential and shall not in disseminate or in any way disclose such information. The notice required to be provided in this Section 2.02(a) to Holders shall be provided on a Business Day pursuant to Section 3.01 hereof and receipt of such notice shall be promptly confirmed by Holder. Holder shall then have three (3) Business Days after such Holder confirms receipt of the notice to request inclusion of Registrable Securities in the Underwritten Offering, except that Holder shall have one (1) Business Day after such Holder confirms receipt of the notice to request inclusion of Registrable Securities in the Underwritten Offering in the case of a “bought deal” or “overnight transaction”. If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, Copano shall determine for any reason not to undertake or to delay such Underwritten Offering, Copano may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to Copano of such withdrawal up to and including the time of pricing of such offering; provided, that such Selling Holder may later revoke any such notice in writing. Each Holder’s rights under this Section 2.02(a) shall terminate when such Holder holds less than twenty million dollars ($20,000,000.00) of Purchased Units (based on the Common Unit Price). Notwithstanding the foregoing, any Holder may deliver written notice (an “Opt-Out Notice”) to Copano requesting that such Holder not receive notice from Copano of any proposed Underwritten Offering; provided, that such Holder may later revoke any such Opt-Out Notice in writing.
     (b) Priority of Piggyback Rights. In connection with an Underwritten Offering contemplated by Section 2.02(a) hereof, if the Managing Underwriter or Underwriters of any proposed Underwritten Offering of Common Units included in an Underwritten Offering involving Included Registrable Securities advises Copano that the total amount of Common Units that the Selling Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises Copano can be sold without having any such adverse effect, with such number to be allocated (i) first, to Copano; (ii) second, to Copano’s pre-IPO investors as provided in (A) the Stakeholders’ Agreement dated July 30, 2004, and (B) Article XIV of the Company’s Third Amended and Restated Limited Liability Company Agreement dated April 30, 2007; and (iii) third, pro rata among (A) the purchasers listed in Schedule 2.01 of that certain Class B Unit and Common Unit Purchaser Agreement dated August 17, 2005, (B) the purchasers named in that certain Common Unit Purchaser Agreement dated December 29, 2005, (C) the holders of Class C Units issued as consideration in connection with the acquisition of Cimmarron Gathering, L.P. pursuant to the Acquisition Agreement dated May 1, 2007, (D) the holders of Class D Units that will be issued as consideration in connection with the Acquisition and (E) the Purchasers, on the fraction derived by dividing (x) the number of Common Units proposed to be sold by such Selling Holder in such Underwritten Offering by (y) the aggregate number of Common Units proposed to be sold by all Selling Holders in such Underwritten Offering. As of the date of execution of this Agreement, there are no other Persons with Registration Rights other than as described in this Section 2.02(b).
     Section 2.03 Underwritten Offering.

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     (a) Request for Underwritten Offering. If a Selling Holder elects to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering and reasonably anticipates gross proceeds of greater than fifty million dollars ($50,000,000.00) from such Underwritten Offering, Copano shall, at the request of such Selling Holder (each, an “Underwritten Offering Request”), enter into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and shall take all such other reasonable actions as are requested by the Managing Underwriter to expedite or facilitate the disposition of the Registrable Securities; provided, however, that Copano management will not be required to participate in any roadshow or similar marketing effort on behalf of any Selling Holder and the Purchasers will not make more than one Underwritten Offering Request in any 180-day period.
     (b) General Procedures. In connection with any Underwritten Offering under this Agreement, Copano shall be entitled to select the Managing Underwriter or Underwriters. In connection with an Underwritten Offering under Section 2.01 or Section 2.03 hereof, each Selling Holder and Copano shall be obligated to enter into an underwriting agreement that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, Copano to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with Copano or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by Law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to Copano and the Managing Underwriter; provided, however, that such withdrawal must be made prior to the time in the penultimate sentence of Section 2.02(a) hereof to be effective. No such withdrawal or abandonment shall affect Copano’s obligation to pay Registration Expenses.
     Section 2.04 Sale Procedures. In connection with its obligations contained in Section 2.01 and Section 2.03, Copano will, as expeditiously as possible:
     (a) prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Shelf Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration Statement;
     (b) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Shelf Registration Statement or such other

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registration statement or supplement or amendment thereto, and (ii) such number of copies of the Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Shelf Registration Statement or other registration statement;
     (c) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that Copano shall not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;
     (d) promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Shelf Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;
     (e) immediately notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or such other registration statement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Copano of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, Copano agrees to as amend or supplement the prospectus or prospectus supplement as promptly as practicable or to take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;
     (f) upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
     (g) in the case of an Underwritten Offering, furnish upon request, (i) an opinion of counsel for Copano, dated the date of the closing under the underwriting agreement, and (ii) a “cold comfort” letter, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified Copano’s

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financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities and such other matters as such underwriters may reasonably request;
     (h) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;
     (i) make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Copano personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that Copano need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with Copano satisfactory to Copano;
     (j) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by Copano are then listed;
     (k) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Copano to enable the Selling Holders to consummate the disposition of such Registrable Securities;
     (l) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;
     (m) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities; and
     (n) Copano agrees that, if any Purchaser could reasonably be deemed to be an “underwriter”, as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of Copano’s securities of any Purchaser pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement a “Purchaser Underwriter Registration Statement”), then Copano will cooperate with such Purchaser in allowing such Purchaser to conduct customary “underwriter’s due diligence” with respect to Copano and satisfy its obligations in respect thereof. In addition, at any Purchaser’s request, Copano will furnish to such Purchaser, on the date of the effectiveness of any Purchaser Underwriter Registration Statement and thereafter from time to time on such dates as such Purchaser may reasonably request, (i) a letter, dated such date, from Copano’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Purchaser, and (ii) an opinion, dated as of such date, of counsel representing Copano for purposes of such Purchaser Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” opinion for such offering, addressed to such Purchaser. Copano will also permit legal counsel to such Purchaser to review and comment upon any such Purchaser Underwriter Registration Statement at least five (5) Business Days prior to its filing with the Commission and all amendments and supplements to any such Purchaser

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Underwriter Registration Statement within a reasonable number of days prior to their filing with the Commission and not file any Purchaser Underwriter Registration Statement or amendment or supplement thereto in a form to which such Purchaser’s legal counsel reasonably objects.
     Each Selling Holder, upon receipt of notice from Copano of the happening of any event of the kind described in clause (e) of this Section 2.04, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by clause (e) of this Section 2.04 or until it is advised in writing by Copano that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by Copano, such Selling Holder will deliver, or will request the managing underwriter or underwriters, if any, to deliver to Copano (at Copano’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.
     If reasonably requested by a Purchaser, Copano shall: (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as such Purchaser reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Registration Statement.
     Section 2.05 Cooperation by Holders. Copano shall have no obligation to include in the Shelf Registration Statement units of a Holder or in a Underwritten Offering pursuant to Section 2.02 units of a Selling Holder that has failed to timely furnish such information that, in the opinion of counsel to Copano, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.
     Section 2.06 Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Registrable Securities that is included in the Shelf Registration Statement agrees not to effect any public sale or distribution of the Registrable Securities during the thirty (30) calendar day period following completion of a public offering of equity securities by Copano; provided, however, that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the officers, directors and unitholders of Copano on whom a restriction is imposed in connection with such public offering and provided further that this Section 2.06 shall apply only to a Selling Holder that owns more than twenty million dollars ($20,000,000.00) of the Purchased Units at such time (based on the Common Unit Price).
     Section 2.07 Expenses.
     (a) Certain Definitions. “Registration Expenses” means all expenses incident to Copano’s performance under or compliance with this Agreement to effect the registration of Registrable Securities the Shelf Registration Statement pursuant to Section 2.01, an Underwritten Offering pursuant to Section 2.02 or Section 2.03, and the disposition of such securities, including, without limitation, all customary registration, filing, securities exchange listing and The Nasdaq Stock Market LLC fees, all customary registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the National Association of Securities Dealers, Inc., transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and

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disbursements of counsel and independent public accountants for Copano, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. Except as otherwise provided in Section 2.08 hereof, Copano shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder. In addition, Copano shall not be responsible for any “Selling Expenses,” which means all underwriting fees, discounts, commissions or similar fees or arrangements associated with the sale of the Registrable Securities.
     (b) Expenses. Copano will pay all reasonable Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering, whether or not any sale is made pursuant to the related registration statement. Except as otherwise provided in Section 2.08 hereof, Copano shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder, or for any Selling Expenses. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder.
     Section 2.08 Indemnification.
     (a) By Copano. In the event of an offering of any Registrable Securities under the Securities Act pursuant to this Agreement, Copano will indemnify and hold harmless each Selling Holder thereunder, its directors and officers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors and officers, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that Copano will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder, such underwriter or such controlling Person in writing specifically for use in the Shelf Registration Statement or such other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer or controlling Person, and shall survive the transfer of such securities by such Selling Holder.
     (b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless Copano, its directors and officers, and each Person, if any, who controls Copano within the meaning of the Securities Act and the Exchange Act to the same extent as the foregoing indemnity from Copano to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement or such registration statement, any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net

Registration Rights Agreement, Page 11

of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.
     (c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.08. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.
     (d) Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

Registration Rights Agreement, Page 12

     (e) Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.
     Section 2.09 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, Copano agrees to use its commercially reasonable efforts to:
     (a) Make and keep public information regarding Copano available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times from and after the date hereof;
     (b) File with the Commission in a timely manner all reports and other documents required of Copano under the Securities Act and the Exchange Act at all times from and after the date hereof; and
     (c) So long as a Holder owns any Registrable Securities, furnish, unless otherwise not available by access electronically to the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of Copano, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.
     Section 2.10 Transfer or Assignment of Registration Rights. The rights to cause Copano to register Registrable Securities granted to the Purchasers by Copano under this Article II may be transferred or assigned by any Purchaser to one or more transferee(s) or assignee(s) of such Registrable Securities; provided, however, that (except with respect to a total return swap) (a) unless such transferee is an Affiliate of such Purchaser, each such transferee or assignee holds Registrable Securities representing at least twenty million dollars ($20,000,000.00) of the Purchased Units (based on the Common Unit Price), (b) Copano is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee assumes in writing responsibility for its portion of the obligations of such Purchaser under this Agreement.
     Section 2.11 Limitation on Subsequent Registration Rights. From and after the date hereof, Copano shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any current or future holder of any securities of Copano that would allow such current or future holder to require Copano to include securities in any registration statement filed by Copano on a basis that is superior in any way to the piggyback rights granted to Purchaser hereunder.
ARTICLE III
MISCELLANEOUS
     Section 3.01 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, courier service or personal delivery:
     (a) if to Purchaser, to the address set forth under that Purchaser’s signature block in accordance with the provisions of this Section 3.01,
     (b) if to a transferee of Purchaser, to such Holder at the address provided pursuant to Section 2.10 above, and

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     (c) if to Copano, at 2727 Allen Parkway, Suite 1200, Houston, Texas 77019, notice of which is given in accordance with the provisions of this Section 3.01.
     All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by any other means.
     Section 3.02 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.
     Section 3.03 Assignment of Rights. All or any portion of the rights and obligations of any Purchaser under this Agreement may be transferred or assigned by such Purchaser in accordance with Section 2.10 hereof.
     Section 3.04 Aggregation of Purchased Units. All Purchased Units held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
     Section 3.05 Recapitalization, Exchanges, Etc. Affecting the Common Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of Copano or any successor or assign of Copano (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like occurring after the date of this Agreement.
     Section 3.06 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.
     Section 3.07 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
     Section 3.08 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     Section 3.09 Governing Law. The laws of the State of Delaware shall govern this Agreement without regard to principles of conflict of laws.
     Section 3.10 Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

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     Section 3.11 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Copano set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
     Section 3.12 Amendment. This Agreement may be amended only by means of a written amendment signed by Copano and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.
     Section 3.13 Termination. This Agreement shall terminate and be of no further force or effect immediately following the earliest to occur of: (i) the date as of which all such Purchased Units are sold by the Purchaser or (ii) the date as of which all Purchased Units cease to be Registrable Securities.
     Section 3.14 No Presumption. If any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Registration Rights Agreement, Page 15

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COPANO ENERGY, L.L.C.
By:	/s/ John R. Eckel, Jr.
	Name:	John R. Eckel, Jr.
	Title:	Chairman of the Board and Chief Executive Officer
Signature Page to the Registration Rights Agreement

LEHMAN BROTHERS MLP OPPORTUNITY FUND L.P.
By:	Lehman Brothers MLP Opportunity Associates L.P. its general partner

By:	Lehman Brothers MLP Opportunity Associates L.L.C. its general partner

By:	/s/ Jeff Wood
Jeff Wood
Vice President

LEHMAN BROTHERS MLP PARTNERS, L.P.
By:	Lehman Brothers MLP Associates, L.P. its general partner

By:	LB I Group, Inc. its general partner

By:	/s/ Jeff Wood
Jeff Wood
Vice President

ZLP FUND, LP
By:	Zimmer Lucas Partners, LLC its general partner

By:	/s/ Stuart J. Zimmer
Stuart J. Zimmer
Managing Member

STRUCTURED FINANCE AMERICAS, LLC
By:	/s/ Sunil Hariani
Sunil Hariani
Vice President

By:	/s/ Andrea Leung
Andrea Leung
Vice President

JENNISON EQUITY INCOME FUND, A SERIES OF THE STRATEGIC PARTNERS MUTUAL FUNDS, INC.
By:	Jennison Associates LLC as subadvisor to the Fund

By:	/s/ Ubong Edemeka
Ubong Edemeka
Managing Director
Signature Page to the Registration Rights Agreement

JENNISON UTILITY FUND, A SERIES OF THE JENNISON SECTOR FUNDS, INC.
By:	Jennison Associates LLC as subadvisor to the Fund

By:	/s/ Ubong Edemeka
Ubong Edemeka
Managing Director

ING LIFE INSURANCE AND ANNUITY COMPANY
By:	ING Investment Management LLC as agent

By:	/s/ Paul Aronson
Paul Aronson
Vice President

ING USA ANNUITY AND LIFE INSURANCE COMPANY
By:	ING Investment Management LLC as agent

By:	/s/ Paul Aronson
Paul Aronson
Vice President

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
By:	ING Investment Management LLC as agent

By:	/s/ Paul Aronson
Paul Aronson
Vice President

RELIASTAR LIFE INSURANCE COMPANY
By:	ING Investment Management LLC as agent

By:	/s/ Paul Aronson
Paul Aronson
Vice President

SECURITY LIFE OF DENVER INSURANCE COMPANY
By:	ING Investment Management LLC as agent

By:	/s/ Paul Aronson
Paul Aronson
Vice President
Signature Page to the Registration Rights Agreement

RCH ENERGY OPPORTUNITY FUND II, L.P.
By:	RCH Energy Opportunity Fund II GP, L.P. its general partner

By:	RR Advisors, LLC its general partner

By:	/s/ Robert Raymond
Robert Raymond
Sole Member

RCH ENERGY MLP FUND, L.P.
By:	RCH Energy MLP Fund GP, L.P. its general partner

By:	RR Advisors, LLC its general partner

By:	/s/ Robert Raymond
Robert Raymond
Sole Member

RCH ENERGY MLP FUND A, L.P.
By:	RCH Energy MLP Fund A GP, L.P. its general partner

By:	RR Advisors, LLC its general partner

By:	/s/ Robert Raymond
Robert Raymond
Sole Member

KAYNE ANDERSON MLP INVESTMENT COMPANY
By:	/s/ James C. Baker
James C. Baker
Vice President

KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY
By:	/s/ James C. Baker
James C. Baker
Vice President
Signature Page to the Registration Rights Agreement

KAYNE ANDERSON MLP FUND, LP
By:	Kayne Anderson Capital Advisors, L.P. its general partner

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

KAYNE ANDERSON CAPITAL INCOME PARTNERS (QP), LP
By:	Kayne Anderson Capital Advisors, L.P. its general partner

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

KAYNE ANDERSON MIDSTREAM OPPORTUNITY FUND, LP
By:	Kayne Anderson Capital Advisors, L.P. its general partner

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

KAYNE ANDERSON NON-TRADITIONAL INVESTMENTS, LP
By:	Kayne Anderson Capital Advisors, L.P. its general partner

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

ARBCO II, LP
By:	Kayne Anderson Capital Advisors, L.P. its general partner

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

TORTOISE ENERGY INFRASTRUCTURE CORPORATION
By:	/s/ Zachary A. Hamel
Zachary A. Hamel
Senior Vice President
Signature Page to the Registration Rights Agreement

TORTOISE ENERGY CAPITAL CORPORATION
By:	/s/ Zachary A. Hamel
Zachary A. Hamel
Senior Vice President

TORTOISE GAS AND OIL CORPORATION
By:	/s/ Zachary A. Hamel
Zachary A. Hamel
Senior Vice President

TORTOISE TOTAL RETURN FUND, LLC
By:	/s/ Zachary A. Hamel
Zachary A. Hamel
Senior Vice President

AT MLP FUND, LLC
By:	Atlantic Trust, N.A. its manager

By:	/s/ Paul McPheeters
Paul McPheeters
Managing Director

MORGAN STANLEY STRATEGIC INVESTMENTS, INC.
By:	/s/ Alan Thomas
Alan Thomas
Vice President

HARTZ CAPITAL MLP, LLC
By:	Hartz Capital, Inc. its manager

By:	/s/ Ronald J. Bangs
Ronald J. Bangs
Chief Operating Officer

CITIGROUP FINANCIAL PRODUCTS INC.
By:	/s/ Peter Santoro
Peter Santoro
Managing Director

WEXFORD SPECTRUM TRADING LIMITED
By:	/s/ Arthur Amron
Arthur Amron
Vice President and Assistant Secretary
Signature Page to the Registration Rights Agreement

WEXFORD CATALYST TRADING LIMITED
By:	/s/ Arthur Amron
Arthur Amron
Vice President and Assistant Secretary

DEBELLO TRADING LIMITED
By:	/s/ Arthur Amron
Arthur Amron
Vice President and Assistant Secretary

CAPITAL VENTURES INTERNATIONAL
By:	Heights Capital Management, Inc. its authorized signatory

By:	/s/ Martin Robinger
	Name:	Martin Robinger
	Title:	Investment Manager

STROME MLP FUND, LP
By:	Strome Investment Management, LP its general partner

By:	/s/ Peter Davies
Peter Davies
Chief Executive Officer

HOWARD L. TERRY
By:	/s/ Howard L. Terry
Howard L. Terry

HARVEST SHARING LLC
By:	Harvest Fund Advisors LLC its manager

By:	/s/ Anthony Merhige
Anthony Merhige
CAO & General Counsel

HARVEST INFRASTRUCTURE PARTNERS FUND LLC
By:	Harvest Fund Advisors LLC its manager

By:	/s/ Anthony Merhige
Anthony Merhige
CAO & General Counsel
Signature Page to the Registration Rights Agreement

GERALD SMITH
By:	/s/ Nancy Cooke
Nancy Cooke
Attorney-in-fact

MLP & STRATEGIC EQUITY FUND INC.
By:	/s/ James J. Cunnane, Jr.
James J. Cunnane, Jr.
Portfolio Manager
Signature Page to the Registration Rights Agreement